SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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[X]   Preliminary Information Statement

[  ]    Confidential, for use of the Commission only as permitted by Rule 14c-6(e)(2)

[  ]    Definitive Information Statement

Enservco Corporation

(Name of Registrant as Specified in Its Charter)

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Enservco Corporation

501 South Cherry Street, Suite 320
Denver, CO 80246

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

On July 25, 2013

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Enservco Corporation (“Enservco”) on July 25, 2013, at 1:00 p.m., local time, at Suite 1000, 6400 South Fiddlers Green Circle, Greenwood Village, CO 80111 (the “Annual Meeting”). At the Annual Meeting the Company will submit the following four proposals to its stockholders for approval:

1.                  To elect four directors for the ensuing year.

2.                  To ratify and approve the appointment of EKS&H, LLLP, as Enservco’s independent registered accounting firm for the year ended December 31, 2013.

3.            To conduct an advisory vote on executive compensation.

4.            To conduct an advisory vote on the frequency of advisory votes on executive compensation.

5.                  To give the Board of Directors discretion (if necessary to effect a listing of Enservco’s common stock on an exchange) to implement a reverse stock split of the outstanding shares of common stock in a range from one-for-two (1:2) up to one-for-three (1:3), or anywhere between, while maintaining or reducing the number of authorized shares of Common Stock and preferred stock at any proportion (which will likely differ from the reverse stock split ratio) the Board of Directors deems appropriate in its discretion (the “Reverse Stock Split”).

Additionally, any other business that may properly come before the meeting will be conducted.

The discussion of the proposals set forth above is intended only as a summary and is qualified in its entirety by the information contained in the accompanying Information Statement. Only holders of record of our common stock on June 10, 2013 (“the Record Date”) will be entitled to notice of and to vote at this Annual Meeting, and any postponements or adjournments thereof.

The accompanying Information Statement is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. The Board is not soliciting your proxy or consent in connection with the matters discussed above. Stockholders who wish to vote on the proposals must attend the Annual Meeting and vote in person at the meeting or otherwise designate a proxy to attend the Annual Meeting and vote on their behalf.

Pursuant to 14a-16(a) (and as required by Rule 14c-2) of the regulations of the Securities and Exchange Commission (the “Commission”) and since the Company is making information available through the Internet rather than utilizing the full-set delivery option, this Information Statement must be sent to stockholders at least 40 calendar days prior to the earliest date on which the matters discussed above may take effect.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON AND THE MANAGEMENT OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,

/s/ Michael D. Herman
Chairman of the Board and
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE COMPANY’S INFORMATION STATEMENT

The Company’s Information Statement, Annual Report on Form 10-K, and the other meeting materials are available on the Internet at: http://ir.stockpr.com/enservco/annual-meeting-materials

Enservco Corporation

501 South Cherry Street, Suite 320
Denver, CO 80246

INFORMATION STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 25, 2013 at 1:00 pm Mountain time

We Are Not Asking You for a Proxy and

You are Requested Not To Send Us a Proxy

June 13, 2013

We are furnishing this Information Statement to stockholders of ENSERVCO CORPORATION (“We” or “Enservco” or the “Company”) in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements thereof. We will hold the Annual Meeting on July 25, 2013, at 1:00 p.m. (local time), at Suite 1000, 6400 South Fiddlers Green Circle, Greenwood Village, CO 80111.

The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This information statement (including the Notice of Annual Meeting of Stockholders) are first being made available to stockholders beginning on or about June 13, 2013. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including financial statements (“Annual Report”), was filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2013, and the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2013, including financial statements (“Quarterly Report”), was filed with the SEC on May 13, 2013. (This information statement, the Annual Report and the Quarterly Report are collectively referred to herein as the “Meeting Materials.”)

A notice of the Internet Availability of the Meeting Materials (“Notice”) will be mailed to stockholders on or about June13, 2013. If you received a Notice by mail, you will not receive a printed copy of the Meeting Materials. Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Meeting Materials.

Voting Securities and Vote Required.

Holders of record of our common stock at the close of business on June 10, 2013 (the “Record Date”) will be entitled to vote on all matters. On the Record Date, we had 32,188,269 shares of common stock issued and outstanding, which represented our only class of voting securities outstanding. The holders of shares of our common stock are each entitled to one vote per share. Cumulative voting shall not be allowed in the election of directors or any of the proposals being submitted to the stockholders at the meeting.

For the transaction of business at the Annual Meeting a quorum must be present. A quorum consists of a majority of the shares entitled to vote at the meeting. In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Annual Meeting, the meeting may be adjourned to a future time and date.

Michael and Debra Herman, and Rick Kasch, owners of approximately 54.7% of the voting shares of Enservco’s common stock have advised Enservco that they intend to vote FOR the proposals presented to the meeting and FOR a triennial “say on pay” vote; consequently the proposals will be adopted and a triennial say-on-pay will be adopted regardless of the votes cast by any other person. They also constitute a quorum for the conduct of the meeting.

As to the election of directors under Proposal No. 1, the stockholders will be entitled to vote at the Annual Meeting for the election of each of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Directors will be elected by a plurality of votes at the meeting.

With respect to Proposal No. 2 (ratification of the appointment of our independent registered accounting firm), Proposal No. 3 (the non-binding vote on executive compensation), and Proposal No. 5, each proposal will be approved if a majority of the votes cast at the Annual Meeting vote in favor of such proposal.

With respect to Proposal No. 4 (the frequency of the advisory vote on executive compensation) the frequency receiving the greatest number of votes will be considered the frequency recommended by the stockholders.

Proposals No. 2, 3 and 4 are advisory in nature and non-binding on the Company. However, our Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the Company’s independent auditor selection.

No Dissenters Rights

The proposed corporate actions on which the stockholders are being asked to vote are not corporate actions for which stockholders of a Delaware corporation have the right to dissent under the Delaware General Corporation Law (the “DGCL”).

Proposals by Security Holders

No stockholder has requested that we include any additional proposals in this Information Statement or otherwise requested that any proposals be submitted to the stockholders at the Annual Meeting.

Meeting Materials

In accordance with the rules and regulations of the SEC, instead of mailing a printed copy of this Information Statement and the Meeting Materials to each stockholder of record, the Company will furnish Meeting Materials to our stockholders on the Internet. If you received a Notice by mail, you will not receive a printed copy of the Meeting Materials. Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Meeting Materials. If you would like to receive a printed copy of the Meeting Materials, and have not previously requested a paper copy of these materials, you should follow the instructions for requesting such materials included in the Notice.

As noted above, the Company is NOT soliciting proxies for the Annual Meeting of Stockholders. Stockholders who wish to vote must either attend the meeting or on their own accord designate a proxy to attend the Annual Meeting and vote on their behalf.

If you are a stockholder of record, you may vote in person at the Annual Meeting and ballots will be distributed at the meeting.

If you are not a stockholder of record, but own shares through a brokerage account or other nominee relationship, you must present authorization from the broker or nominee to cast your vote. A copy of your most recent brokerage account statement showing your ownership of the Company’s shares would be sufficient.

Forward Looking Statements

This Information Statement may contain certain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements

Such forward-looking statements include statements about our expectations, beliefs or intentions regarding actions contemplated by this Information Statement, our potential business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made and are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” included in our other filings with the Securities and Exchange Commission (“SEC”), including the disclosures set forth in Item 1A of our Form 10-K for the year ended December 31, 2012. Furthermore, such forward-looking statements speak only as of the date of this Information Statement. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

RECORD DATE AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Security Ownership of Management

As of the Record Date the Company had 32,188,269 shares of its common stock issued and outstanding. The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date by each person who serves as a director and/or an executive officer of the Company on that date, and the number of shares beneficially owned by all of the Company’s directors and named executive officers as a group:

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock
Michael D. Herman 501 South Cherry Street, Suite 320 Denver, CO 80246	Chief Executive Officer and Chairman	18,200,320 (2)	53.1%
R.V. Bailey 501 South Cherry Street, Suite 320 Denver, CO 80246	Director	1,367,275 (3)	4.2%
Gerard Laheney 501 South Cherry Street, Suite 320 Denver, CO 80246	Director	338,700 (4)	1.0%
Rick D. Kasch 501 South Cherry Street, Suite 320 Denver, CO 80246	Director, and President	2,764,424 (5)	8.3%
Steven P. Oppenheim 501 South Cherry Street, Suite 320 Denver, CO 80246	Director	200,000(7)	<1%
Robert Devers 501 South Cherry Street, Suite 320 Denver, CO 80246	Chief Financial Officer and Treasurer	0(8)	0%
Austin Peitz 501 South Cherry Street, Suite 320 Denver, CO 80246	VP of Operations	550,000(6)	1.7%
All current directors, executive officers and named executive officers as a group persons)		23,420,719	64.0%

Notes to Security Ownership of Management table shown above:

(1) Calculated in accordance with 1934 Act Rule 13d-3.

(2) Consists of:

(i)	6,533,660 shares acquired by Mr. Herman at the closing of the Merger Transaction;
(ii)	6,533,660 shares held by Mr. Herman’s spouse acquired at the closing of the Merger Transaction;
(iii)	4,222,000 shares Issued to Mr. Herman pursuant to conversion of subordinate debt to shares of common stock;
(iv)	warrants to purchase 2,111,000 shares of common stock at $0.55 per share acquired by Mr. Herman as a result of converting the subordinated debt owed to him by the Company on the same terms as other private equity placements made by investors; and
(v)	not including 1,200,000 shares sold by Mr. Herman in February 2013 and transferred to an unaffiliated party.
(3) Consists of:
(i)	1,215,676 shares of stock held of record in the name of R. V. Bailey;
(ii)	3,959 shares of stock held jointly with Mr. Bailey’s spouse;
(iii)	11,220 shares of record in the name of Mieko Nakamura Bailey, his spouse (For the purposes of Section 16(b) of the Securities Exchange Act of 1934 Mr. Bailey disclaims beneficial ownership of the shares held by his spouse);
(iv)	stock options to purchase 36,420 shares of common stock at $2.14 per share; and
(v)	stock options to purchase 100,000 shares of common stock at $0.4125 per share that vested on July 27, 2010.

(4) Consists of:
(i)	options to acquire 200,000 shares of common stock that were granted on July 30, 2010 and are exercisable for a five-year term; and
(ii)	138,700 shares acquired by Mr. Laheney from Hermanco, LLC (an affiliate of Mr. Herman).

(5) Consists of:
(i)	1,451,924 shares acquired upon the closing of the Merger Transaction and 75,000 shares acquired in the November 2012 private placement and warrants to acquire 37,500 shares exercisable at $0.55 per share through November 2, 2017, issued in connection with the November 2012 private placement;
(ii)	Options to acquire 300,000 shares of common stock granted on July 30, 2010 and that are exercisable for a five-year term at $0.49 per share;
(iii)	Options to acquire 600,000 shares of common stock granted on July 19, 2011 and that are exercisable for a five-year term at $1.10 per share;
(iv)	Options to acquire 300,000 shares of common stock granted on June 6, 2012 and that are exercisable for a five-year term at $0.46 per share;

Does not include the unvested portion of the stock options granted to Mr. Kasch on February 10, 2012* (400,000 shares) and on June 5, 2012* (125,000 shares which vest on June 5, 2014).

* On June 5, 2012, the Board of Directors determined that the February 2012 options (400,000 shares) issued to Mr. Kasch had expired because the conditions precedent to their vesting would not be met. On June 5, 2012, the Board of Directors approved the granting of options for Mr. Kasch to purchase 425,000 shares, which were priced at the closing price on June 6, 2012.

(6) Consists of:
	(i)	Options to acquire 450,000 shares of common stock granted on July 30, 2010 and that are exercisable for a five-year term at $0.49 per share;
	(ii)	Options to acquire 300,000 shares of common stock granted on July 6, 2012 and that are exercisable for a five-year term at $0.46 per share; and
	(iii)	Options to acquire 50,000 shares of common stock granted on January 23, 2013 and that are exercisable for a five-year term at $0.70 per share.
	(iv)	Includes options to acquire 100,000 shares granted on June 6, 2012 which vested on June 6, 2013; does not include the unvested portion of the stock options granted to Mr. Peitz on June 6, 2012 (200,000 shares) and on January 23, 2013 (50,000 shares).

(7)	Consists of an option to acquire shares, with an exercise price of $1.27 per share, exercisable through April 29, 2018.

(8)	Does not include an option to acquire 150,000 shares with an exercise price of $1.27 per share, exercisable through April 29, 2018, none of which has vested.

Security Ownership of Certain Beneficial Owners

As of the Record Date, the Company is not aware of any persons that beneficially own more than 5% of its outstanding common stock who does not serve as an executive officer or director of the Company, except for Mr. Herman’s spouse (whose shares are included in Mr. Herman’s beneficial ownership reported in the table above) and Cross River Partners LP (as presented in the table below based solely on the Schedule 13D filed by Cross River Partners LP).

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership (1)	Common Stock
Cross River Partners LP 456 Main Street, 2nd Floor Ridgefield, CT 06877	4,414,500 (2)	13.3%

(1)   Calculated in accordance with 1934 Act Rule 13d-3.

(2)   Consists of:

(i)                 2,143,000 shares issued pursuant to additional equity raised in conjunction with PNC Credit Facility agreement;

(ii)               warrants to purchase 1,071,500 shares of common stock at $0.55 per share; and

(iii)             1,200,000 shares purchased from Mr. Herman in February 2013.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The following persons have been nominated by the Board of Directors for election to the Company’s Board of Directors:

  Michael D. Herman;
  Gerard Laheney;
  Rick D. Kasch; and
  Steven P. Oppenheim

Each of Messrs. Herman, Laheney, Kasch, and Oppenheim are current members of the Board of Directors.

The Company’s Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, and skills, when taken together, will allow the Board of Directors to satisfy its oversight obligations effectively. The Company does not currently have a separate nominating (or similar) committee as given the Company’s small size the Company does not yet believe such a committee is necessary. However, as the Company grows and considers trying to position itself for a potential listing on a stock exchange, it may consider establishing a separate nominating committee. Currently the Board of Directors as a whole is in charge of identifying and appointing appropriate persons to add to the Board of Directors when necessary. In identifying Board candidates it is the Board’s goal to identify persons who it believes have appropriate expertise and experience to contribute to the oversight of a company of the Company’s nature while also reviewing other appropriate factors.

The Company believes that each of the persons nominated for reelection to the Board have the experience, qualifications, attributes and skills when taken as a whole will enable the Board of Directors to satisfy its oversight responsibilities effectively. With regard to the nominees (each of whom is currently a member of our Board) the following factors were among those considered that led to the Board’s conclusion that each would make valuable contributions to the Board:

  Michael Herman: Mr. Herman has been actively involved with the Company’s business operations and strategy for several years and has a significant amount of knowledge regarding its current and contemplated business operations. Further, he has been active in the oil and natural gas producing and servicing business since the mid-1980’s and has a broad range of experience in business outside of the oil and natural gas industry that the Board believes is valuable in forming the Company’s business strategy and identifying new business opportunities.

  Gerard P. Laheney: Mr. Laheney has a significant amount of experience within the asset management industry and with the capital markets. The Board believes Mr. Laheney’s experience and knowledge with the capital markets are valuable to the Board of Directors as a whole.

  Rick D. Kasch: Mr. Kasch has served as the President, Treasurer, and Chief Financial Officer of the Company, and he was reappointed to those positions at the July 25, 2012 board meeting. (On April 29, 2013, the Board appointed Robert Devers to serve as Chief Financial Officer.) Mr. Kasch served as the principal financial officer of the Company’s predecessor (Enservco LLC) since its inception in May 2007. Additionally, Mr. Kasch has served as the Chief Financial Officer for various other companies, including software development companies and internet based companies.

  Steven P. Oppenheim: Mr. Oppenheim was appointed to the Company’s Board of Directors on April 29, 2013 by unanimous consent of the Directors. Mr. Oppenheim has 40 years of accounting, securities, tax and finance experience. He served on the Board of Directors of Sunair Services Corporation (AMEX SNR), including serving on its Audit, Compensation, and Nominating Committees. The Board believes Mr. Oppenheim’s experience and knowledge in financing and accounting are valuable to the Board of Directors as a whole.

Identification of Directors and Executive Officers

As of the Record Date, the names, titles, and ages of the members of the Company’s Board of Directors and its executive officers are as set forth in the below table.

Name	Age	Position
Michael D. Herman*	55	Chief Executive Officer and Chairman of the Board of Directors

Rick D. Kasch*	61	President; and Director

R.V. Bailey**	78	Director

Gerard Laheney*	74	Director

Steven P. Oppenheim*	66	Director

Robert J. Devers	50	Chief Financial Officer, Principal Financial Officer, and Treasurer

Austin Peitz	34	Vice President of Field Operations

*	Since holders of more than a majority of the outstanding voting shares have advised us that they intend to vote for the nominated directors, they will be reelected regardless of the votes of any other stockholder.

**	Mr. Bailey has decided not to stand for re-election to the Board of Directors so that he can devote more time to his personal pursuits. His decision was not the result of any disagreement with management or the Board of Directors of the Company.

Michael D. Herman. Mr. Herman was appointed as the Company’s Chief Executive Officer, President and as Chairman of the Board of Directors on July 27, 2010. On August 23, 2010 he ceased serving as President, but continues to serve as the Company’s Chief Executive Officer and Chairman of the Board of Directors. Mr. Herman has served as the Chairman and control person of Dillco since December 2007 and Heat Waves since March 2006. Since 2005, Mr. Herman has served as the Chairman of Pyramid Oil Company (NYSE Amex: PDO), a California corporation involved in acquiring and developing oil and natural gas wells. Mr. Herman was the Chairman and owner of Key Food Ingredients LLC (“Key Food”) from January 1, 2005 until October, 2007. Key Food supplies dehydrated vegetables from its factory in Qingdao, China to customers worldwide. Mr. Herman was Chairman and owner of Telematrix, Inc. from October 1992 until December 1998, when that company was sold to a major hospitality company, and he repurchased a majority ownership interest in December 2004 and held that majority ownership interest until April 2006. Telematrix, Inc. designs and distributes communications products and telephones to hospitality and business customers globally.

Rick D. Kasch. Mr. Kasch was appointed as the Company’s Executive Vice President and Chief Financial Officer on July 27, 2010. On July 19, 2011 he was appointed as the President, Treasurer, Principal Financial Officer and Chief Financial Officer of the Company, and he was reappointed to those positions at the March 27, 2012 board meeting. In April 2013, Mr. Kasch gave up the roles as Treasurer, Chief Financial Officer, and Principal Financial Officer in connection with the appointment of Robert Devers to those positions. This allowed Mr. Kasch to focus more extensively on operations and other aspects of Enservco’s business. Mr. Kasch served as the principal financial officer of the Company’s predecessor (Enservco LLC) since its inception in May 2007. Mr. Kasch also served as the principal financial officer, Secretary and Treasurer of Dillco since December 2007. Further, he has served as a manager and the principal financial officer for Heat Waves since March 2006. Since 2004, Mr. Kasch has also served as the Chief Financial Officer of Key Food Ingredients LLC, a company that distributes dehydrated vegetables. Additionally, Mr. Kasch has served as the Chief Financial Officer for various other companies, including software development companies and internet based companies. Mr. Kasch does not serve as a director of any public companies. Mr. Kasch received a BBA - Accounting degree from the University of South Dakota. Mr. Kasch is a CPA but does not hold an active license.

R. V. Bailey. Mr. Bailey has served as a Company director since 1980 and has continued to serve as a director since the completion of the Merger Transaction on July 27, 2010. Mr. Bailey has, however, decided not to stand for re-election to the Board of Directors so that he can devote more time to his personal pursuits. His decision was not the result of any disagreement with management or the Board of Directors of the Company. Mr. Bailey also previously served as an officer and director of Aspen from its inception, including as Aspen’s Chief Executive Officer from January 2008 until July 27, 2010. Mr. Bailey obtained a Bachelor of Science degree in Geology from the University of Wyoming in 1956. He has more than 45 years’ experience in exploration and development of mineral deposits, primarily gold, uranium, coal, and oil and natural gas. His experience includes basic conception and execution of mineral exploration projects. Mr. Bailey is a member of several professional societies, including the Society for Mining and Exploration, the Society of Economic Geologists and the American Association of Petroleum Geologists, and has written a number of papers concerning mineral deposits in the United States. He is the co-author of a 542-page text published in 1977 concerning applied exploration for mineral deposits. Mr. Bailey is not a director of any other public companies.

Gerard P. Laheney. Mr. Laheney was appointed to the Company’s Board of Directors on July 27, 2010 and continues to serve as a director.  Mr. Laheney has approximately twenty-seven years of experience in the financial industry as he has long served as a financial adviser and asset manager. Since 1993, Mr. Laheney has served as the President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management.  Mr. Laheney previously served in other positions in the financial industry, including serving as a Vice President of Dean Witter Reynolds from April 1990 to December 1993. Mr. Laheney currently serves on the Board of Directors of Reading International, Inc. (NASDAQ: RDI).

Steven P. Oppenheim. Mr. Oppenheim was appointed to the Company’s Board of Directors on April 29, 2013. He has over forty years of experience in accounting, securities, tax and finance. He served as an independent member of the Board of Directors of Sunair Services Corporation (AMEX SNR) from January 2004 to mid-December 2009 at which time SNR’s business was sold to a private competitor and SNR’s entire Board ceased to serve. He served on SNR’s Audit Committee during his term as a director and interacted with SEC counsel and outside accountants relating to 1933 Act and Exchange Act filings and compliance, acquisitions and divestitures. Mr. Oppenheim also served as Chairs of SNR’s Compensation Committee and Nominating Committee from 2006 to mid-December 2009, handling stock option grants, employee plans and executive compensation, and with nominating process of new directors and director independence review. Mr. Oppenheim obtained both his Juris Doctor and Bachelor of Business Administration -Accounting Degrees from the University of Miami, emphasizing accounting, finance, tax and securities. He currently works as a corporate officer of three separate private business enterprises and has done so for the past 15 years, where he is involved with ongoing work in accounting and financial statements, and employee compensation and benefits, and he interacts with outside counsel and accountants. Mr. Oppenheim previously served as Tax Supervisor at Coopers & Lybrand CPA firm, with audit and tax staff for accounting systems, audit work papers, financial statements and tax matters. Also more than 25 years ago, he represented a private oil refinery and independent oil dealer, reviewed oil and gas private placement ventures, and served as personal advisor to a former President of Texaco Inc. He is not a director of any other public companies.

Robert J. Devers. Mr. Devers was appointed by the Board of Directors as the Company’s Chief Financial Officer and Treasurer on April 29, 2013. Prior to joining the Company, Mr. Devers spent the last two years as an independent consultant providing finance and accounting services to public companies in the mining and beverage distribution sectors. From June 2007 to April 2011, Mr. Devers served as Chief Financial Officer of Silver Bull Resources, a mineral exploration company that was listed on both the NYSE MKT and TSX. Additionally, Mr. Devers served as Senior Director – Financial Analysis and Internal Audit of The Broe Companies Inc., a large privately held international company in the Denver area with investments in real estate, transportation, mining, and oil and gas exploration. He has also served as a corporate officer and financial executive for several other privately-held and publicly traded companies. Earlier in his career, Mr. Devers spent three years in public accounting with a regional firm that specialized in publicly held oil and gas exploration and production companies. Mr. Devers received a Bachelor of Arts degree in Accounting from Western State College.

Austin Peitz. Mr. Peitz has been Vice President – Field Operations since January 2013 and has been a significant employee of the Company for a substantial period of time. Mr. Peitz has worked for Heat Waves since October 1999 and has been involved in nearly all aspects of operations since that time. In his current position as Vice President – Field Operations, Mr. Peitz is in charge of overseeing and coordinating field operations. Mr. Peitz has worked for Heat Waves since October 1999 and has been involved in nearly all aspects of operations since that time.

Significant Employees

There are no significant employees of Enservco other than its executive officers named above.

Transactions with Related Persons

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors and significant stockholders since January 1, 2012 or otherwise outstanding as of January 1, 2012.

Employment Agreements

See the Executive Compensation section of this Information Statement for a discussion of the employment agreements between the Company and each of Messrs. Herman, Kasch, Peitz and Devers.

Loan Transactions:

1.      On November 21, 2009 Mr. Herman loaned $500,000 to Heat Waves pursuant to the terms of a promissory note (the “Heat Waves Note”). The Heat Waves Note accrues interest at 3% per annum and is due in full by December 31, 2018. As part of loan agreements with Great Western Bank, Mr. Herman agreed to subordinate the debt represented by this note to all obligations to the bank. Interest is to be paid annually in arrears, but due to the subordination interest is being accrued to the loan balance. On October 4, 2011, upon management approval, Mr. Herman received an interest payment in the amount of $27,456 on this loan. As of December 31, 2011 the accrued interest balance on this loan was $1,393. On July 29, 2011, upon approval by the Board of Directors, Mr. Herman received a principal payment on the subordinated debt in the amount of $222,240. The entire payment was applied to the principal paydown of this loan. On October 4, 2011 and again on October 29, 2012, upon management approval, Mr. Herman received an interest payment in the amount of $27,456 and $7,000, respectively, on this loan. On November 2, 2012, pursuant to the terms and conditions within the PNC Revolving Credit, Term Loan, and Security Agreement, Mr. Herman was required to convert the remaining principal balance of $277,760 on this loan into common shares of the Company’s common stock through a stock subscription agreement, on that date. The outstanding accrued interest of $1,356 on this loan was paid out in cash to Mr. Herman on or around the same date as the stock subscription agreement.

2.      On March 31, 2010, Mr. Herman loaned an additional $1,200,000 to Heat Waves pursuant to the terms of a promissory note (the “Heat Waves Note II”). The Heat Waves Note II accrues interest at 3% per annum and is due in full by December 31, 2018. As part of the loan agreements with Great Western Bank, Mr. Herman agreed to subordinate the debt represented by this note to all obligations to the bank. Interest is to be paid annually in arrears, but due to the subordination interest is being accrued to the loan balance. On October 4, 2011 upon management approval Mr. Herman received an interest payment in the amount of $49,544 on this loan. On November 2, 2012, pursuant to the terms and conditions within the PNC Revolving Credit, Term Loan, and Security Agreement, Mr. Herman was required to convert the remaining principal balance of $1.2 million on this loan in common shares of the Company’s common stock through a stock subscription agreement on that date. The outstanding accrued interest of $43,662 on this loan was paid out in cash to Mr. Herman on or around the same date as the stock subscription agreement.

3.      On July 29, 2011, upon approval by the Board of Directors, Mr. Herman received a principal payment on the subordinated debt in the amount of $222,240. The entire payment was applied to the principal paydown of the first $500,000 subordinated loan entered into on November 21, 2009.

2012 Conversion Agreement with Mr. Herman:

In November 2012 Enservco entered into a new lending relationship with PNC Business Credit (“PNC”) which replaced the prior credit arrangement with Great Western Bank. As noted in prior reports, there had been certain covenant issues in the Great Western Bank arrangement, but Great Western Bank had never declared default in the lending relationship. Nevertheless, Great Western had advised Enservco that it must refinance the debt in whole by no later than March 31, 2013.

As a condition of the refinancing with PNC, PNC required that Mr. Herman continue to guarantee Enservco’s indebtedness, although it reduced the guarantee amount to $3,500,000 from the unlimited guarantee imposed by Great Western Bank. PNC required that Mr. Herman pledge 250,000 shares of Pyramid Oil Company (“PDO”), an unaffiliated company, to collateralize his guaranty agreement. PNC also required that Mr. Herman convert his subordinated indebtedness (a total of $1,477,760) into equity of Enservco.

With the consent of the Board of Directors of Enservco, Mr. Herman consented to provide his accommodations to facilitate the PNC lending arrangement. As a condition of his agreement, Mr. Herman asked that Enservco:

1.	Continue payment of the guarantee fee approved in February 2012 for so long as he guaranteed any portion of Enservco’s indebtedness; and

2.	Consent to Mr. Herman’s conversion of his subordinated debt), as required by PNC, at its face value into common stock and warrants on the same terms as the private placement being offered to investors (i.e. Units at $350 per Unit, each Unit consisting of 1,000 shares of Enservco common stock and warrants to purchase 500 shares at $0.55 per share).

In resolutions adopted on October 24, 2012, by the directors other than Mr. Herman (who was not present for that discussion and resolution), the Board of Directors approved Mr. Herman’s terms and concluded that the transaction contemplated in Mr. Herman’s offer was in the best interests of the Company, and that the consideration received by the Company for the issuance of the shares and warrants contained in the Units to be issued upon such conversion was fair and adequate. The acceptance was subject to the completion of the PNC financing which was completed in November 2012. Because of the short delay between the October 24, 2012 resolutions and the completed financing, the Board of Directors of Enservco reaffirmed the October 24, 2012 resolutions by statement of consent dated October 31, 2012.

As a result of the completion of the PNC financing, Mr. Herman entered into a guarantee agreement for $3,500,000 and pledged his shares of PDO (as described above), and converted his debt from the Company in the principal amount of $1,477,760 into 4,222 Units (being 4,222,000 shares and 2,111,000 warrants to purchase common stock at $0.55 per share). The approximate $45,000 of accrued interest owed Mr. Herman was paid in cash from funds received through the PNC agreement and the private equity placement required therein. Also as a result of the completion of the PNC financing, Mr. Herman was relieved of his unlimited guarantee to Great Western Bank.

Related Party Purchase in Equity Offering:

As discussed above, a condition of the PNC financing transaction was that Enservco raise at least $1,250,000 in equity in a private equity placement. This private placement was completed in November 2012. Rick D. Kasch, the Company’s President and then Chief Financial Officer, was one of the purchasers in the private equity placement. Mr. Kasch invested $26,250 on the same terms as the unaffiliated investors (i.e. Units at $350 per Unit, each Unit consisting of 1,000 shares of Enservco common stock and warrants to purchase 500 shares at $0.55 per share). As such, Mr. Kasch acquired 75 units, or 75,000 shares of Common stock of the Company, and was granted warrants to purchase 37,500 shares of Common stock of the Company at $0.55 per share.

Director Independence

After the Annual Meeting it is expected that the Company’s Board will consist of Messrs. Herman, Laheney, Kasch, and Oppenheim. The Company utilizes the definition of “independent” as it is set forth in Section 803A(2) of the NYSE MKT Rules. Further, the Board considers all relevant facts and circumstances in its determination of independence of all members of the board (including any relationships). Based on the foregoing criteria, Messrs. Laheney and Oppenheim are considered independent directors and are expected to be confirmed as such by the Board of Directors.

Involvement in Certain Legal Proceedings

During the past ten years none of the persons serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance:

Section 16(a) of the 1934 Act requires Enservco’s directors and officers and any persons who own more than ten percent of Enservco’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). All directors, officers and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports files. Based solely on our review of the copies of Forms 3, 4 and any amendments thereto furnished to us during the fiscal year completed December 31, 2012, and subsequently, we believe that during the Company’s 2012 fiscal year all filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were complied with.

Corporate Governance

In considering its corporate governance requirements and best practices, Enservco looks to the NYSE MKT Listed Company manual is available at https://usequities.nyx.com/markets/nyse-mkt-equities.

Board Leadership Structure

The Board does not have an express policy regarding the separation of the roles of Chief Executive Officer and Board Chairman as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Currently, Michael Herman serves as both the Company’s Chief Executive Officer and Chairman of the Board. As Chief Executive Officer Mr. Herman is not involved in the day-to-day operations of the Company but instead serves as the Chief Executive Officer to provide strategic guidance on the Company’s operations on an as needed basis. The Board believes Mr. Herman’s experience, knowledge, and connections in the oil and gas industry are valuable in the oversight of both the Company’s operations as well as with respect to the overall oversight of the Company at the Board level. The Board believes that this leadership is structure is appropriate as Mr. Herman is intimately knowledgeable with the Company’s current and planned operations and has a significant amount of experience in the oil and gas industry in general.

Board’s Role and the Role of the Newly-Formed Audit Committee in Risk Oversight

While management is charged with the day-to-day management of risks that Enservco faces, the Board of Directors has been, and the audit committee will be, responsible for oversight of risk management. The full Board has (and the audit committee will now that it has been formed will also have) responsibility for general oversight of risks facing the Company.  Specifically the audit committee will review and assess the adequacy of Enservco’s risk management policies and procedures with regard to identification of Enservco’s principal risks, both financial and non-financial, and review updates on these risks from the Chief Financial Officer and the Chief Executive Officer. The audit committee will also review and assess the adequacy of the implementation of appropriate systems to mitigate and manage the principal risks.

Review and Approval of Transactions with Related Parties

On May __, 2013, the Board adopted a policy requiring that disinterested directors approve transactions with related parties which are not market-based transactions. The Board of Directors had been following this policy on an informal basis before. For example, in November 2013, the Board did not address Mr. Kasch’s purchase of units in the equity offering on the same terms as the other unaffiliated purchasers. On the other hand, the Board reviewed and specifically approved Mr. Herman’s acquisition of units for the satisfaction of debt.

Generally the Board of Directors will approve transactions only to the extent the disinterested directors believe that they are in the best interests of Enservco and on terms that are fair and reasonable (in the judgment of the disinterested directors) to Enservco.

Audit Committee

The Board of Directors established the Audit Committee on May __, 2013, in accordance with Section 3(a)(58)(A) of the Exchange Act and NYSE MKT Rule 803(B) as modified for smaller reporting companies by NYSE MKT Rule 801(h). The Audit Committee was established to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The members of our Audit Committee are Messrs. Laheney and Oppenheim. Mr. Oppenheim is chairman of the Audit Committee. On May __, 2013, the Board of Directors determined that Messrs. Laheney and Oppenheim were independent under SEC Rule 10A-3(b)(1) and NYSE MKT Rule 802(a). The Board has determined that all current members of the Audit Committee are “financially literate” as interpreted by the Board in its business judgment. No members of the audit committee have been qualified as an audit committee financial expert, as defined in the applicable rules of the SEC. The Audit Committee held no meetings during fiscal year 2012 because it was not constituted until 2013.

The Audit Committee expects to meet periodically with our independent accountants and management to review the scope and results of the annual audit and to review our financial statements and related reporting matters prior to the submission of the financial statements to the Board. In addition, the committee expects to meet with the independent auditors at least on a quarterly basis to review and discuss the annual audit or quarterly review of our financial statements.

We have established an Audit Committee Charter that deals with the establishment of the Audit Committee and sets out its duties and responsibilities. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee Charter is available on our Company website at http://www.enservco.com.

No Nominating Committee

Enservco has not established a nominating committee. Under the NYSE MKT Rule 804(a), if there is no nominating committee nominations must be made by a majority of the independent directors. Enservco has adopted a nomination procedure in its Bylaws by which eligible stockholders may nominate a person to the Board of Directors. That procedure is as follows:

The Corporation will consider all recommendations from any person (or group) who has (or collectively if a group have) held more than 5% of the Corporation’s voting securities for longer than one year. Any stockholder who desires to submit a nomination of a person to stand for election of directors at the next annual or special meeting of the stockholders at which directors are to be elected must submit a notification of the stockholder’s intention to make a nomination (“Notification”) to the Corporation by the date mentioned in the most recent proxy statement under the heading “Proposal From Stockholders” as such date may be amended in cases where the annual meeting has been changed as contemplated in SEC Rule 14a-8(e), Question 5, and in that notification must provide the following additional information to the Corporation:

                             i)          Name, address, telephone number and other methods by which the Corporation can contact the stockholder submitting the Notification and the total number of shares beneficially owned by the stockholder (as the term “beneficial ownership” is defined in SEC Rule 13d-3);

                           ii)          If the stockholder owns shares of the Corporation’s voting stock other than on the records of the Corporation, the stockholder must provide evidence that he or she owns such shares (which evidence may include a current statement from a brokerage house or other appropriate documentation);

                         iii)          Information from the stockholder regarding any intentions that he or she may have to attempt to make a change of control or to influence the direction of the Corporation, and other information regarding the stockholder any other persons associated with the stockholder that would be required under Items 4 and 5 of SEC Schedule 14A were the stockholder or other persons associated with the stockholder making a solicitation subject to SEC Rule 14a-12(c);

                         iv)          Name, address, telephone number and other contact information of the proposed nominee; and

                           v)          All information required by Item 7 of SEC Schedule 14A with respect to the proposed nominee, shall be in a form reasonably acceptable to Enservco.

No Compensation Committee or Compensation Consultant

Enservco has not established a compensation committee. Under the NYSE MKT Rule 805(a), if there is no compensation committee, compensation of the CEO (being Mr. Herman) must be determined, or recommended to the Board for determination, by a majority of independent directors on its Board of Directors. The CEO may not be present during voting or deliberations for his compensation.

NYSE MKT Rule 805(c)(1) enhances the independence requirements for directors in connection with compensation decisions by requiring that the directors “consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member.” On May __, 2013, the Board of Directors determined that Messrs. Laheney and Oppenheim were independent under this requirement.

Although NYSE MKT Rule 805(c)(3)(i) provides that the Compensation Committee may (in its discretion, not Board discretion) retain compensation consultants, independent legal counsel, and other advisors, the independent directors acting as the compensation committee have not decided to do so.

Code of Business Conduct and Whistleblower Policy

On July 27, 2010, our Board of Directors adopted a Code of Business Conduct and Whistleblower Policy (the “Code of Conduct”) which the Board updated on May ___, 2013. The Code of Conduct applies to all of our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct establishes standards and guidelines to assist our directors, officers, and employees in complying with both the Company’s corporate policies and with the law and is posted at our website: www.enservco.com. Additionally, a copy of our Code of Conduct was filed as an exhibit to our Current Report on Form 8-K dated July 27, 2010 and the amendment was filed on a Current Report on Form 8-K dated June __, 2013.

Insider Trading Policy

On July 27, 2010, our Board of Directors adopted an Insider Trading Policy which the Board updated on May ___, 2013. The Insider Trading Policy applies to all of our officers, directors, and employees. Our Insider Trading Policy is posted at our website: www.enservco.com. Additionally, a copy of our Insider Trading Policy was filed as an exhibit to our Current Report on Form 8-K dated July 27, 2010 and the amendment was filed on a Current Report on Form 8-K dated June __, 2013.

Stockholder Communications to the Board

Stockholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member c/o Secretary, 501 South Cherry Street, Suite 320, Denver, CO 80246. The Company’s Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to the particular member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company’s Secretary will review all communications before forwarding them to the appropriate Board member.

Meetings of the Board and Committees; Attendance at the Annual Meeting

The Board of Directors held four formal in person meetings during the fiscal year ended December 31, 2012 and acted by unanimous consent four times during 2012. The Board has held three meetings thereafter through June 10, 2013 and acted by consent two times. None of the incumbent directors attended fewer than 75% of the aggregate of the total number of Board meetings during fiscal 2012. In addition, regular communications were maintained throughout the year among all of the officers and directors of the Company.

Board members are not required to attend the annual general meeting. The Company last held an annual meeting of stockholders in July 2012 and all Board members were in attendance.

Executive Compensation

The following table sets out the compensation received for the fiscal years December 31, 2012 and 2011 in respect to each of the individuals who served as the Company’s chief executive officer at any time during the last fiscal year, as well as the Company’s most highly compensated executive officers (collectively referred to herein as the “NEOs”):

SUMMARY COMPENSATION TABLE

						(1)	Non-Equity	Non-Qualified
Name and	Fiscal				Stock	Option	Incentive Plan	Deferred Plan	All Other
Principal Position	Year	Salary	Bonus		Awards	Awards	Compensation	Compensation	Compensation		Total

Michael D. Herman, CEO and Chairman (2)	2012	$-	$187,500	(2)	$-	$-	$-	$-	$61,723	(2)	$249,223
	2011	$-	$90,000	(2)	$-	$-	$-	$-	$93,061	(2)	$183,061

Rick D. Kasch, President, Former Treasurer, and CFO	2012	$225,866	$50,000		$-	$231,183	$-	$-	$43,009	(3)	$550,148
	2011	$200,721	$65,000		$-	$373,726	$-	$-	$28,309	(3)	$667,756

Austin Peitz,Vice President of Field Operations	2012	$156,635	$95,595		$-	$47,891	$-	$-	$40,852	(3)	$340,973
	2011	$120,000	$97,763		$-	$48,093	$-	$-	$27,170	(3)	$293,026

(1) Amounts represent the calculated fair value of stock options granted to the named executive officers based on provisions of ASC 718-10, Stock Compensation. See note 15 to the consolidated financial statements for discussion regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model.

(2) In both fiscal 2012 and fiscal 2011 Mr. Herman elected not to receive any base compensation because he believed that the funds that would have been used to pay his salary were better devoted to helping to grow and develop the Company’s business operations. Mr. Herman’s compensation from the company during 2012 and 2011 consisted of (i) a discretionary bonus awarded, as approved by the board, (ii) payment of accrued interest on the related party subordinated debt as loaned to the Company by Mr. Herman, (iii) the Company paying for his health, life, dental and vision insurance premiums, and (iv) Starting February 1, 2012, pursuant to consent by the board dated February 10, 2012, the Company agreed to pay Mr. Herman a continuing guarantee fee of $150,000 per year (paid out as $12,500 per month); such payment would continue for so long as Mr. Herman is liable as guarantor of Company debt. Mr. Herman is not involved in the day-to-day operations of the Company but serves as CEO to provide strategic guidance on an as needed basis.  The Company evaluated the services provided by Mr. Herman during the years ended December 31, 2012 and 2011 and determined that it was not necessary to impute compensation for financial reporting purposes.

(3) Represents: (i) automobile expenses; (ii) health, life, dental and vision insurance premiums; and (iii) matching contributions to the Company’s 401(k) plan incurred on behalf of Mr. Kasch and Mr. Peitz by the Company.

Narrative Disclosure to Summary Compensation Table

The Board of Directors acting in lieu of a compensation committee, is charged with reviewing and approving the terms and structure of the compensation of the Company’s executive officers. To date, the Company has not retained an independent compensation consultant to assist the Company in reviewing and analyzing the structure and terms of the compensation payable to the Company’s executive officers.

The Company considers various factors when evaluating and determining the compensation terms and structure of its executive officers, including the following:

  The executive’s leadership and operational performance and potential to enhance long-term value to the Company’s stockholders;
  The Company’s financial resources, results of operations, and financial projections;
  Performance compared to the financial, operational and strategic goals established for the Company;
  The nature, scope and level of the executive’s responsibilities;
  Competitive market compensation paid by other companies for similar positions, experience and performance levels; and
  The executive’s current salary, the appropriate balance between incentives for long-term and short-term performance.

Company management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other Company employees, and the Company expects this practice to continue going forward. The entire Board of Directors remains responsible for significant changes to, or adoption, of new employee benefit plans.

The Company believes that the compensation environment for qualified professionals in the industry in which we operate is highly competitive. In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

▪	Base salary;
▪	Stock option awards and/or equity based compensation;
▪	Discretionary cash bonuses; and
▪	Other employment benefits.

Base Salary. Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, the Company aims to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board of Directors believes that base salary should be relatively stable over time, providing the executive a dependable, minimum level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board of Directors believes that base salaries for our executive officers (not including our chief executive officer) are appropriate for persons serving as executive officers of public companies similar in size and complexity similar to the Company.

The Company’s Chief Executive Officer is not paid a base salary as he has elected to forego the receipt of a salary, although he was paid a $50,000 bonus in January 2013. Starting February 1, 2012, pursuant to consent by the board dated February 10, 2012, the Company agreed to pay the Chief Executive Officer a continuing guarantee fee of $150,000 per year (paid out $12,500 monthly, at the beginning of the month); such payment would continue for so long as the Chief Executive Officer is liable as guarantor of Company. This annual payment is not viewed as a base salary; it is deemed a fee paid to the Chief Executive Officer for risks associated with the personal guarantees given on behalf of the Company for various debt agreements held by the Company.

The Company’s other executive officers (being Messrs. Kasch, Devers and Peitz) receive their base salaries in accordance with the terms of their respective employment agreements (which are described below).

Stock Option Plan Benefits – Each of the Company’s executive officers is eligible to be granted awards under the Company’s equity compensation plans. The Company believes that equity based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint. At the present time, we have one equity incentive plan for our management and employees, the 2010 Stock Incentive Plan.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package.

The Company has granted each of its executive officers stock options, with the exception of our Chief Executive Officer. Our Chief Executive Officer expressed to the Company that he did not wish to receive such a grant because he believes that, given his significant stock ownership, it was more appropriate to allocate the options to other employees.

In conjunction with entering into an employment agreement on July 27, 2010, Rick Kasch, the Company’s Director, President, and Chief Financial Officer, was granted an option to acquire 300,000 shares of Company common stock. Subsequent to this first issuance, on July 19, 2011 and again on February 10, 2012 and on June 6, 2012, Mr. Kasch was granted options to acquire 600,000, 400,000, and 425,000 shares of the Company’s common stock, respectively. Due to vesting terms that would never be realized, the Board of Directors terminated Mr. Kasch’s February 2012 options and subsequently approved Mr. Kasch’s June 2012 options. The exercise price of the non-terminated options is $0.49, $1.10, and $0.46 per share, respectively. All three options are exercisable for a five year term. The option granted on July 27, 2010 had one third of the options vesting immediately upon grant with the remaining portion of the options to vest on a pro-rata basis on each of the first two anniversary dates of the option grant date. The options granted on July 19, 2011 had one half of the options vesting immediately with the second half to vest on the first anniversary of the option grant date. The options granted on June 6, 2012 had 150,000 shares vesting immediately upon grant with another 150,000 shares to vest on the first anniversary and the remaining 125,000 shares to vest on the second anniversary of the option grant date.

In conjunction with entering into an employment agreement on July 27, 2010, Austin Peitz, the Company’s Vice President – Field Operations, was granted an option to acquire 450,000 shares of Company common stock. The option is exercisable for a five year term with an exercise price of $0.49 per share. One third of the options vested at the time of grant, one-third vested on July 27, 2011, and the remaining one third will vest on July 27, 2012 (if he remains employed by Enservco at that date).

In connection with an amendment to his employment agreement entered into on May 10, 2012, Enservco granted Mr. Peitz an option to acquire 300,000 shares exercisable at $0.57 per share for a period of five years. Options to acquire 100,000 shares will vest on each of June 1, 2013, 2014, and 2015.

On January 23, 2013, Enservco granted Mr. Peitz an option to acquire 50,000 shares exercisable at $0.70 per share for a period of five years. Options to acquire 16,667 shares will vest on January 1, 2014; options to acquire an additional 16,667 shares will vest on January 1, 2015; and the remaining 16,666 options will vest on January 1, 2016.

Discretionary Annual Bonus. Discretionary cash bonuses are another prong of our compensation plan. The Board of Directors believes that it is appropriate that executive officers and other employees have the potential to receive a portion of their annual cash compensation as a cash bonus to encourage performance to achieve key corporate objectives and to be competitive from a total remuneration standpoint.

We have no set formula for determining or awarding discretionary cash bonuses to our other executives or employees. In determining whether to award bonuses and the amount of any bonuses, we have taken and expect to continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package, as well as the Company’s overall performance including cash flow and other operational factors.

The employment agreements we have entered into with certain of our executive officers provide that each is eligible to receive a discretionary cash bonus. Such bonuses are to be considered and determined by the Board of Directors, and paid during the ninety day period beginning February 1 of the year following that year for which the bonus was earned. After the end of our 2012 fiscal year the Board of Directors awarded cash bonuses to certain of the named executive officers as set forth in the table above.

Other Compensation/Benefits. Another element of the overall compensation is through providing our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers. Additionally, except for Mr. Herman, the Company provides its executive officers with an automobile or an automobile allowance. Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and the Company historically has made matching contributions to the 401(k) plan, including for the benefit of our executive officers.

Employment Agreements

We have entered into employment agreements with certain Company officers and key employees, including Messrs. Herman, Peitz, Kasch, and Devers.

Michael Herman – As extended by the Board of Directors on May __, 2013 and as reported on a Form 8-K reporting an event of that date, Mr. Herman’s employment agreement is for a term through June 30, 2015, and is automatically renewed thereafter on a year-to-year basis unless either Enservco or Mr. Herman provides the other with 60 days’ notice of non-renewal.. The agreement provides for no base salary. However, Mr. Herman is eligible for an annual discretionary cash bonus based on Mr. Herman’s performance and the performance of the Company as a whole, with any bonus ultimately to be determined by the Board of Directors. Mr. Herman is entitled to receive standard employment benefits. If Mr. Herman is terminated without cause he will be entitled to health benefits for a period of eighteen months. The employment agreement also contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions.

Starting February 1, 2012, pursuant to consent by the board dated February 10, 2012, the Company agreed to pay Mr. Herman a continuing guarantee fee of $150,000 per year; such payment would continue for so long as Mr. Herman is liable as guarantor of Company debt. This annual payment is not viewed as a base salary; it is deemed a fee paid to Mr. Herman for risks associated with the personal guarantees given on behalf of the Company for various debt agreements held by the Company.

Rick Kasch – As extended by the Board of Directors on May __, 2013 and as reported on a Form 8-K reporting an event of that date, Mr. Kasch’s employment agreement is for a term through June 30, 2015, and is automatically renewed thereafter on a year-to-year basis unless either Enservco or Mr. Herman provides the other with 60 days’ notice of non-renewal.. The agreement provides for an annual salary of $225,000 through June 30, 2012 and then automatic increases of 5% effective on each July 1 during the term of the agreement. Mr. Kasch is also entitled to standard employment benefits and the use of a Company automobile or alternatively a car allowance of at least $1,000. The employment agreement contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions.

Mr. Kasch’s employment agreement also provides for severance compensation if his employment is terminated for the following two reasons:

1.	A termination without cause - If Mr. Kasch is terminated without cause he will be entitled to all salary that would have been paid through the remaining term of the agreement, or if the agreement is terminated without cause during the final eighteen months of the agreement term Mr. Kasch will be entitled to receive a lump sum payment equal to eighteen months of his base salary. Additionally, if Mr. Kasch is terminated without cause, he will be entitled to health benefits for a period of eighteen months; and

2.	A termination upon a change of control event or a management change - If Mr. Kasch resigns within ninety days following a change of control event or a management change (being the person to whom he directly reports) he will be entitled to a severance payment equal to eighteen months of his base salary with the amount being paid either in a lump sum payment or in accordance with the Company’s payroll practices. Further, Mr. Kasch will be entitled to health benefits for a period of eighteen months.

Austin Peitz – Mr. Peitz is Vice President – Field Operations of the Company and is in charge of overseeing and coordinating company-wide field operations. Mr. Peitz’s employment agreement was amended on May 10, 2012, and now provides for a term through June 30, 2015. The agreement provides for an annual salary of $175,000 through June 30, 2013 and then automatic increases of 5% effective on each July 1 during the term of the agreement. Mr. Peitz is also entitled to standard employment benefits and the use of a Company automobile or alternatively a car allowance of at least $1,000. If Mr. Peitz is terminated without cause he is entitled to a severance payment equal to six months of his salary. The employment agreement contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions.

Robert Devers – Mr. Devers became the Chief Financial Officer of the Company on April 29, 2013. His employment agreement is for a term through May 1, 2014, and is automatically renewable thereafter on a year-to-year basis unless either party gives notice of non-renewal at least sixty days in advance. The agreement provides for an annual salary of $150,000. Mr. Devers is also entitled to standard employment benefits and a car allowance of at least $1,000. The employment agreement contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions.

Mr. Devers’ employment agreement also provides for severance compensation if his employment is terminated without cause. If Mr. Devers is terminated without cause on or before July 31, 2013, he will be entitled to his base salary for three months. If Mr. Devers is terminated without cause after July 31, 2013, he will be entitled to all salary that would have been paid through the remaining term of the agreement. Additionally, if Mr. Devers is terminated without cause, he will be entitled to health benefits for a period through the remainder of the term of the employment agreement.

Stock Option, Stock Awards and Equity Incentive Plans

In accordance with the Company’s 2010 Stock Incentive Plan the Company granted certain of its executive officers stock options during the Company’s 2012 fiscal year; no other equity based awards were granted to executive officers during the fiscal year.

The following table sets forth the outstanding equity awards for each named executive officer at December 31, 2012, and subsequent thereto.

Option Awards

	Number of Securities
	Underlying Unexercised
	Options (#)		Option	Option
			Exercise	Expiration
Name and Principal Position	Exercisable	Nonvested	Price	Date
Rick Kasch, President (1)	300,000	-0-	$0.49	07/30/2015
	600,000	-0-	$1.10	07/19/2016
	300,000	125,000	$0.46	06/05/2017
Rick Kasch Totals	1,200,000	125,000
Austin Peitz, Vice President of Field Operations (2)	450,000	-0-	$0.49	07/30/2015
	100,000	200,000	$0.46	06/30/2017
	-0-	50,000	$0.70	01/23/2018
Austin Peitz Totals	550,000	250,000

Robert J. Devers, Chief Financial Officer and Treasurer (3)	-0-	150,000	$1.27	04/29/2018

(1)	On July 30, 2010 Mr. Kasch was granted an option to acquire 300,000 shares of the Company’s common stock. The exercise price of the option is $0.49, and the option has a five year term. 100,000 shares underlying the option vested upon grant, with 100,000 shares vesting on each of July 30, 2011 and July 30, 2012. On July 19, 2011 Mr. Kasch was granted an option to acquire 600,000 shares of the Company’s common stock. The exercise price of the option is $1.10, and the option has a five year term. 300,000 shares underlying the option vested upon grant, with the remaining 300,000 shares vesting on July 19, 2012. Also, on June 6, 2012 Mr. Kasch was granted an option to acquire 425,000 shares of the Company’s common stock. The exercise price of the option is $0.46, and the option has a five year term. 150,000 shares underlying the option vested upon grant, with another 150,000 shares vested on June 5, 2013 and the remaining 125,000 shares to vest on June 5, 2014.

(2)	On July 30, 2010 Mr. Peitz was granted an option to acquire 450,000 shares of the Company’s common stock. The exercise price of the option is $0.49, and the option has a five year term. 150,000 shares underlying the option vested upon grant, with 150,000 shares vesting on each of July 30, 2011 and July 30, 2012. On June 6, 2012 Mr. Peitz was granted an option to acquire 300,000 shares of the Company’s common stock. The exercise price of the option is $0.46, and the option has a five year term. The shares granted on June 6, 2012 vest on a pro-rata basis (one-third, or 100,000 shares each year) on each of the three anniversary dates of the option grant date. Subsequent to December 31, 2012, on January 23, 2013, Mr. Peitz was granted an option to acquire 50,000 shares of the Company’s common stock. The exercise price of the option is $0.70, and the option has a five year term. 16,667 shares underlying the option vest on January 1, 2014 and 2015, respectively, with the remaining 16.666 shares vesting on January 1, 2016.

(3)	Does not include an option to acquire 150,000 shares, none of which has vested. An option to acquire 50,000 shares vests on April 29, 2014, and on each of the following two April 29s.

Compensation of Directors

Originally, on July 27, 2010 the Company’s Board of Directors determined that each of the Company’s non-employee directors would receive $5,000 per fiscal quarter plus travel costs. Additionally, each of our non-employee directors was granted a stock option on July 27, 2010. On July 27, 2011, and again on July 25, 2012, the $5,000 quarterly director fee for non-employee directors was reapproved. As such, the table below reflects compensation paid to the members of the board during 2012.

	Fees Earned	Stock		Non-Equity Incentive	Non-Qualified Deferred
	or Paid	Non-Qualified	Option	Plan	Compensation	All
Name	in Cash	Awards	Awards	Compensation	on Earnings	Other	Total

R.V. Bailey(1)	$20,000	$—	$—	$—	$—	$—	$20,000

Gerald Lahey (2)	$20,000	$—	$—	$—	$—	$—	$20,000

(1)	Mr. Bailey received fees in the amount of $20,000 in 2012 for serving on the Board of Directors. Mr. Bailey holds stock options to purchase to purchase 100,000 shares of common stock at $0.4125 per share that expires February 15, 2015 and vested in full on July 27, 2010. As such, no costs were incurred by the Company in 2012 for these options.

(2)	Mr. Laheney received fees in the amount of $ 20,000 in 2012 for serving on the Board of Directors. On July 30, 2010 Mr. Laheney was granted an option to acquire 200,000 shares of Company common stock. The option is exercisable for a five year term at $0.49 per share, and vested in full as of July 30, 2010. As such, no costs were incurred by the Company in 2012 for these options.

Frequency of the Advisory Vote on Executive Compensation

At the 2011 Annual Meeting of Stockholders, held on July 28, 2011, an advisory vote was held on the frequency of the advisory vote on the compensation program for Enservco’s named executive officers. More than a majority of the votes cast at the annual meeting approved holding an advisory vote on the compensation program for named executive officers on a triennial basis (that is, each three years).

Although the Company would not have to hold an advisory stockholder vote regarding named executive officer compensation until the 2014 Annual Meeting, the Board of Directors has determined that it will include an advisory stockholder vote regarding named executive officer compensation in the proxy materials for the 2012 Annual Meeting to be held in 2013. Unless the timing of the advisory votes is change, the next required advisory vote regarding the frequency of an advisory vote on named executive officer compensation at the Annual Meeting of Stockholders to be held in 2016.

Risks of Compensation Programs

The Company’s equity-based compensation is performance based in that the issued stock options become valuable as the shareholders’ returns (measured by stock price) increase. Furthermore, in all cases, options granted to the Company’s employees are time-based vesting. The Company believes that this vesting, coupled with the internal controls and oversight of the risk elements of its business, have minimized the possibility that the compensation programs and practices will have a material adverse effect on the Company and its financial, and operational, performance.

As described above, the Board of Directors has general oversight responsibility with respect to risk management, and exercises appropriate oversight to insure that risks are not viewed in isolation and are appropriately controlled. The Company’s compensation programs are designed to work within this system of oversight and control, and the Board considers whether these compensation programs reward reasonable risk-taking and achieve the proper balance between the desire to appropriately reward employees and protecting the Company.

PROPOSAL NO. 2:

RATIFICATION OF THE APPOINTMENT OF EKS&H LLLP

The Board of Directors has selected the accounting firm of EKS&H LLLP (successor to the Company’s prior independent accountants, Ehrhardt Keefe Steiner & Hottman PC (“EKSH”)) to serve as our independent registered public accounting firm for the 2013 fiscal year. We are asking our stockholders to ratify the selection of EKSH as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of EKSH to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice.

If our stockholders fail to ratify the selection, it will be considered as a direction to the Board to consider the selection of a different firm. The Board considers EKSH to be well qualified to serve as the independent auditors for the Company and EKSH has experience since 2010 in doing so. However, even if the selection is ratified, the Board of Directors in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. To the Company’s knowledge, a representative from EKSH is not expected to be present at the Annual Meeting.

Fees Billed By Independent Accounting Firm

The aggregate fees billed by to the Company by EKSH (including its predecessor) for each of the last two fiscal years for professional fees are as follows:

Financial Year Ending	Audit Fees $	Audit Related Fees $	Tax Fees $	All Other Fees $	Total $
December 31, 2012	100,000	15,164		—	115,164
December 31, 2011	103,675	—	1,900	—	105,575

Audit Fees and audit related fees are amounts billed for professional services that EKSH provided for the audit of our annual financial statements, review of the financial statements included in our reports on 10-Q and other services typically provided by an accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent public accountants, and pre-approves all audit services and permissible non-audit services to be provided to the Company by the independent public accountants. The Audit Committee may, in its discretion, delegate the authority to pre-approve all audit services and permissible non-audit services to the Chairman of the Audit Committee provided the Chairman reports any delegated pre-approvals to the Audit Committee at the next meeting thereof. The Audit Committee has not, however, adopted any specific policies and procedures for the engagement of non-audit services.

The board of directors approved EKSH performing our audit for the 2011 and 2012 fiscal years and approved EKSH performing our audit for the 2013 fiscal year.

PROPOSAL NO. 3:

ADVISORY NOTE ON EXECUTIVE COMPENSATION

Starting in 2011 Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), now require that at stockholder meetings at which directors are to be elected, certain public companies submit to their stockholders what is commonly known as a “Say on Pay” proposal. A Say on Pay proposal gives stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the companies Named Executive Officers (“NEOs”) – being those executive officers whose total compensation is described in the Executive Compensation disclosure included in the company’s annual report as well as in the materials prepared and distributed in connection with stockholder meetings.

This Say On Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and our compensation philosophy, policies and practices, as disclosed under the “Compensation Discussion and Analysis” section of this Information Statement.

The Company recognizes that a framework that accounts for the Company’s financial resources and its business objectives is essential to an effective executive compensation program. The Company’s compensation framework and philosophy are established and overseen primarily by the Board of Directors. Our executive compensation program is designed to provide a competitive level of compensation necessary to attract and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. To that end we strive to ensure that the compensation of our executives is in-line with those of similarly situated oil and gas field services companies. The Board of Directors attempts to balance the compensation of our NEOs between near term compensation (being the payment of competitive salaries) with providing compensation intended to reward executives for the Company’s long term success (being equity based compensation). Moreover, the equity based compensation element is intended to further align the longer term interests of our executive officers with that of our shareholders. To further implement our objectives in attracting and retaining qualified executive officers our NEOs are also eligible to receive an annual bonus and receive various employment benefits.

Additionally, as part of our philosophy of aiming to attract and retain qualified executive level personnel the Company has entered into an employment agreement with each of its NEOs that is intended to provide each executive with a reasonable level of security with respect to his on-going employment.

We believe our executive compensation program implements our primary objectives of attracting and retaining qualified executive level personnel, providing the executives with reasonable contractual terms that offer some level of security, and motivating executive level personnel with a balance between short-term incentives with longer term incentives aimed to help further align the interests of our executive officers with our shareholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Information Statement for a more detailed discussion of the compensation structure and programs implemented by the Company during its 2010 fiscal year and which we expect to continue going forward.

At the Meeting we will ask our stockholders to indicate their support for our NEO compensation as described in this Information Statement by voting “FOR” the following resolution:

RESOLVED, that the stockholders of Enservco approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative executive compensation disclosures set forth in the Company’s 2013 annual meeting Information Statement.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company. However, our Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs. Since holders of more than a majority of our outstanding voting stock have advised us that they intend to vote for approval of our executive compensation, it will be adopted regardless of the vote cast by any other stockholder.

PROPOSAL NO. 4:
FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

Starting in 2011 Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Act, now require that public companies give their stockholders the opportunity to vote, at stockholder meetings at which directors are to be elected and on an advisory basis, on the frequency with which companies include in their meeting materials an advisory vote to approve or not approve the compensation of their NEOs. At the 2011 Annual Meeting of Shareholders, the shareholders voted in favor of a three-year period for an advisory vote on executive compensation, but the Board of Directors determined to hold another advisory vote in 2013 because the rules requiring smaller reporting companies to hold such a vote have just become effective.

Our Board of Directors believes that an advisory vote on executive compensation that occurs every three years is the most appropriate choice for the Company, as a triennial vote complements the Company’s goal to create a compensation program that enhances long-term stockholder value. As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate executives to achieve both short-term and longer-term corporate goals that enhance stockholder value. To facilitate the creation of long-term, sustainable stockholder value, certain of our compensation awards are contingent upon successful completion of multi-year performance and service periods. A triennial vote will provide stockholders the ability to evaluate our compensation program over a time period similar to the periods associated with our compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company.

The Company and the Board of Directors would similarly benefit from this longer time period between advisory votes. Three years will give the Company sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater time period between votes will also allow the Company to consider various factors that impact the Company’s financial performance, stockholder sentiments and executive pay on a longer-term basis. The Board of Directors believes anything less than a triennial vote may yield a short-term mindset and detract from the long-term interests and goals of the Company.

At the Annual Meeting stockholders will have the opportunity to cast their vote on the preferred voting frequency by selecting the option of holding an advisory vote on executive compensation: 1) “EVERY THREE YEARS,” 2) “EVERY TWO YEARS”, 3) “EVERY ONE YEAR,” or stockholders may “ABSTAIN.” The stockholder vote is not intended to approve or disapprove the recommendation of the Board of Directors. Rather, we will consider the stockholders to have expressed a preference for the option that receives the most votes.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company or the Board of Directors. Our Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation. Since holders of more than a majority of the outstanding voting shares have advised us that they intend to vote for a triennial say-on-pay, that frequency will be adopted regardless of the vote of any other stockholder.

PROPOSAL NO. 5

REVERSE STOCK SPLIT

The Board of Directors is considering applying to list Enservco’s common stock ($0.005 par value, 100,000,000 shares authorized, herein referred to as the “Common Stock”) on a national exchange, such as the NYSE MKT exchange. One of the requirements under one of the alternative processes for listing on the NYSE MKT exchange is that at the time the listing becomes effective, a company’s stock must initially trade at or above $3.00 per share. The Board of Directors believes that a reverse stock split will assist in achieving a price for Enservco Common Stock at or above the $3.00 per share requirement. Therefore, the Board unanimously approved a reverse stock split of all the outstanding shares of Enservco’s Common Stock at an exchange ratio ranging from one post-split share for two pre-split shares (1:2) up to one post-split share for three pre-split shares (1:3), or anywhere between those ratios, at the Board’s discretion (the “Reverse Stock Split”) and approved an amendment to Enservco’s certificate of incorporation to effect such Reverse Stock Split. As stated above, the holders of shares representing a majority of the voting securities of the Company have advised Enservco that they intend to vote for the Reverse Stock Split. The Board noted that it will only effect the Reverse Stock Split in conjunction with a listing on an exchange.

Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each stockholder will beneficially hold the same percentage of Common Stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. Also, proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal.

The Board does not intend to reduce its authorized Common Stock as part of the Reverse Stock Split. As a result the number of unissued, available authorized shares of Common Stock will increase, as reflected in the following table:

Ratio	Authorized	Outstanding	Outstanding post Reverse Stock Split	Unissued, Available Authorized Shares
current	100,000,000	32,188,269		67,811,731
1:2	100,000,000		16,094,135	83,905,865
1:3	100,000,000		10,729,423	89,270,577

Because there are no shares of Enservco’s preferred stock outstanding, the Reverse Stock Split will not impact the authorized 10,000,000 shares of preferred stock. Any additional Common Stock, when issued, would have the same rights and preferences as the shares currently outstanding.

The authorized preferred stock and the increase in the number of shares of Common Stock available for issuance and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of Enservco without further action by the stockholders. The Board is not aware of any attempt to take control of Enservco and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional common and preferred stock, when issued, would have the same rights and preferences as the shares of common and preferred stock presently outstanding.

The existing shares of authorized preferred stock, together with any additional common stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Enservco debt into equity, stock options or other corporate purposes. Enservco has no plans for the use of any additional shares of common and preferred stock except in connection with the exercise of currently outstanding options and warrants. Enservco does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulation.

Additional Reasons for the Reverse Stock Split

In addition to the achievement of a stock price required for listing on a national exchange there are additional reasons the Board believes the Reverse Stock Split will be beneficial to Enservco. One is that the Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability of the Common Stock and will encourage interest and trading in the Common Stock by brokerage houses and institutions that are not currently able/willing to trade the Common Stock. Because of the trading volatility often associated with low-priced stocks, many potential investors have internal policies and practices that either prohibit them from investing in low-priced stocks and/or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, low-priced stocks not listed on an exchange are subject to the additional broker-dealer disclosure requirements and restrictions found in SEC Rule 15g-6.

It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price and (if successful) exchange listing will mitigate, to some extent, the effects on the liquidity through the anticipated increase in marketability discussed above.

The Board understands that there is a risk that the market price for the Common Stock may not react proportionally to the Reverse Stock Split. For example, if Enservco accomplishes a 1:3 Reverse Stock Split at a time when the market price is $1.50 per share, there can be no assurance that the resulting market price will remain at or above $4.50 per share (three times the previous market price).

The Board confirms this transaction is not and will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors and understanding the risks, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its stockholders.

 OTHER MATTERS

As of the date of this Information Statement, management does not know of any other matters that will come before the Annual Meeting.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Annual Report

Available with this Information Statement (and available on the Internet as stated above) is the Company's 2012 Annual Report to Stockholders.

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s annual report on Form 10-K for the year ended December 31, 2012, and any reports prior to or subsequent to that date.

These reports and other information filed with the SEC by the Company may be inspected and are available for copying at the public reference facilities maintained at the Securities and Exchange Commission at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the Securities and Exchange Commission are also available to the public from the SEC’s website, http://www.sec.gov and at the Company’s website, http://www.enservco.com. Our Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed under the Securities Exchange Act of 1934, are also available to any stockholder at no cost upon request to: Corporate Secretary, Enservco Corporation, 501 South Cherry Street, Suite 320, Denver, Colorado 80246; tel: (866) 998-8731.

Delivery Of Documents To Security Holders Sharing An Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Corporate Secretary, Enservco Corporation, 501 South Cherry Street, Suite 320, Denver, CO 80246; tel: (866) 998-8731.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

A copy of our Form 10-K for the year ended December 31, 2012 will be provided, without charge, to any person to whom this Information Statement is delivered upon written or oral request of such person and by first class mail or other equally prompt means within one business day of such request.

STOCKHOLDER PROPOSALS

Enservco Corporation expects to hold its next annual meeting of shareholders in July 2014. Proposals from stockholders intended to be present at the next Annual Meeting of shareholders should be addressed to Enservco Corporation, Attention: Corporate Secretary, 501 South Cherry Street, Suite 320, Denver, CO 80246, and we must receive the proposals by February 14, 2014. Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the meeting materials in accordance with applicable law. It is suggested that stockholders forward such proposals by Certified Mail-Return Receipt Requested. After February 14, 2014, any stockholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

BY ORDER OF THE BOARD OF DIRECTORS:

ENSERVCO CORPORATION

Michael D. Herman, Chairman and Chief Executive Officer

Enservco Corporation

501 South Cherry Street, Suite 320
Denver, CO 80246

Important Notice Regarding the Availability of an Information Statement

For the Annual Meeting of Stockholders to be Held on July 25, 2013

Under Securities and Exchange Commission Rule 14a-16, you are receiving this notice that the proxy materials for our Annual Meeting of Shareholders are available on the Internet. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet at
http://ir.stockpr.com/enservco/annual-meeting-materials

We encourage you to access and review all of the important information contained in the information statement and the Company’s December 31, 2012 Annual Report on Form 10-K, which is available with the information statement.

The Annual Meeting of Stockholders will be held on July 25, 2013, at 1:00 p.m. mountain time at: 6400 South Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111. At the meeting the following proposals will be submitted for the stockholders approval, and this constitutes notice of the meeting and the matters to be considered:

1.	To elect four directors for the ensuing year.
2.	To ratify and approve the appointment of EKS&H, LLLP, as Enservco’s independent registered accounting firm for the year ended December 31, 2013.
3.	To conduct an advisory vote on executive compensation.
4.	To conduct an advisory vote on the frequency of advisory votes on executive compensation.
5.	To give the Board of Directors discretion to implement a reverse stock split of the outstanding shares of common stock in a range from one-for-two (1:2) up to one-for-three (1:3), or anywhere between, while maintaining or reducing the number of authorized shares of Common Stock and preferred stock at any proportion (which will likely differ from the reverse stock split ratio) the Board of Directors deems appropriate in its discretion.
6.	Any other business that may properly come before the meeting.

If you want to receive a paper or e-mail copy of the meeting documents posted at
http://ir.stockpr.com/enservco/annual-meeting-materials, you must request them by telephone or in writing to Corporate Secretary, Enservco Corporation, 501 South Cherry Street, Suite 320, Denver, CO 80246, or by telephone to (303) 333-3678. There is no charge to you for requesting a copy. Please make your request by July 18, 2013, to ensure timely delivery. Copies will be sent to stockholders requesting paper copies within three business days after receiving a request. Unless you make your request for a paper or e-mail copy of the information statement and related materials, you will not receive a paper or e-mail copy.

For directions to the annual meeting please call our corporate secretary at: (303) 333-3678.

The Company IS NOT soliciting proxies from any stockholder and will not accept any proxies, consent, or vote from any stockholder as a result of this notice.

Date of Mailing of this Notice: June 14, 2013